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                          CERTIFICATE OF DESIGNATION OF
                      RIGHTS, PREFERENCES AND PRIVILEGES OF
                   SERIES A CONVERTIBLE RESET PREFERRED STOCK
                          OF LIPOSOME TECHNOLOGY, INC.
                             A DELAWARE CORPORATION

                           Pursuant to Section 151 of
              the General Corporation Law of the State of Delaware


     The undersigned Nicolaos V. Arvanitidis hereby certifies that:

     (a) He is the duly elected and acting Chairman of the Board of Directors and Chief Executive Officer of Liposome Technology, Inc., a Delaware corporation (the "Corporation");

     (b) Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Corporation's Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of the Corporation as of March 29, 1995 adopted the following resolution creating a series of preferred stock designated as Series A Convertible Reset Preferred Stock:

          WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

          WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

          WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, preferences, rights, qualifications, limitations and restrictions relating to series of Preferred Stock and the number of shares constituting, and the designation of, each such series:

          NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, a series of Preferred Stock is hereby created, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the powers, preferences, rights, qualifications, limitations and restrictions relating to, such series of Preferred Stock as follows:

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     1.   DESIGNATION AND AMOUNT.  The shares of such series of Preferred Stock of the Corporation shall be designated Series A Convertible Reset Preferred Stock and the number of shares constituting such series shall be 600,000.

     2.   DIVIDEND PROVISIONS.

          Except as set forth in the next succeeding sentence, the holders of the Series A Convertible Reset Preferred Stock shall not be entitled to receive a dividend. Subject to the rights of holders of stock with a dividend preference senior to that of the Series A Convertible Reset Preferred Stock (to the extent such stock has been issued consistent with the provisions of
Section 6.2 hereof), the holders of the Series A Convertible Reset Preferred Stock shall be entitled to receive dividends from the Corporation on an as converted into Common Stock basis, when, as and if declared on the Common Stock by the Board of Directors of the Corporation out of funds legally available therefor.

     3.   LIQUIDATION PREFERENCE.

          3.1 PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the outstanding shares of Series A Convertible Reset Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such shares, an amount equal to $25.00 per outstanding share of Series A Convertible Reset Preferred Stock (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus any accrued but unpaid dividends. After payment of such amount, the holders of the Series A Convertible Reset Preferred Stock shall have no further rights to participate in any remaining assets of the Corporation. Subject to the rights of holders of stock with a liquidation preference senior to that of the Series A Convertible Reset Preferred Stock, if there are insufficient assets to satisfy the liquidation preference amount of the outstanding shares of Series A Convertible Reset Preferred Stock and any other series of Preferred Stock entitled to payments on liquidation on a pari passu basis with the Series A Convertible Reset Preferred Stock, then all of the assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the outstanding shares of Series A Convertible Reset Preferred Stock and of any other series of Preferred Stock entitled to payments on liquidation on a pari passu basis with the Series A Convertible Reset Preferred Stock in proportion to the aggregate liquidation preference of outstanding shares of Series A Convertible Reset Preferred Stock and such other series of Preferred Stock then held by them.

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          3.2  TRANSACTIONS TREATED AS LIQUIDATION.  For purposes of
Section 3.1, an acquisition, merger or other similar transaction or series of transactions involving the Corporation will not be deemed a liquidation (effective upon the closing of such transaction or series of transactions) unless such transaction or series of transactions would result in the holders of the Series A Convertible Reset Preferred Stock receiving securities (i) for which no public trading market then exists and (ii) which may not then be resold
(A) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (B) in a transaction exempt from the registration requirements of the Securities Act.

     4. CONVERSION. The holders of Series A Convertible Reset Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          4.1 RIGHT TO CONVERT. Each share of Series A Convertible Reset Preferred Stock shall be convertible, at the option of the holder thereof, at any time beginning 60 days following the date of issuance of such share, and prior to the close of business on any redemption date with respect to such share, at which time the right to convert shall terminate, at the office of the Corporation or any transfer agent for the Series A Convertible Reset Preferred Stock. Each share of Series A Convertible Reset Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock as is determined by dividing $25.00 by the conversion price per share in effect for the Series A Convertible Reset Preferred Stock at the time of the conversion (the "Conversion Price") (determined as hereinafter provided). The Conversion Price at which shares of Common Stock shall be initially issuable upon conversion of the shares of Series A Convertible Reset Preferred Stock (the "Initial Conversion Price") shall be $7.425 per share. Such Initial Conversion Price shall be adjusted as hereinafter provided.

          4.2 MECHANICS OF CONVERSION. Before any holder of Series A Convertible Reset Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Convertible Reset Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; PROVIDED, HOWEVER, that in the event of a con-version at the election of the Corporation pursuant to Section 5.1 or Section 5.2, the outstanding shares of Series A Convertible Reset Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing

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such shares are surrendered to the Corporation or its transfer agent; and
PROVIDED FURTHER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Series A Convertible Reset Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corpora-tion from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Convertible Reset Preferred Stock, a certif-icate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, subject to Section 4.7 below. Such con-version shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Reset Preferred Stock to be converted, or in the case of an automatic conversion on the date of such automatic conversion as set forth above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of
such shares of Common Stock on such date.   In the event fewer than all the
shares represented by any certificate are converted, a new certificate shall be issued representing the shares that have not been converted.

          4.3 RESET OF CONVERSION PRICE. On March 25, 1996, the Conversion Price with respect to all outstanding shares of Series A Convertible Reset Preferred Stock shall be reset to an amount equal to the lesser of (i) the Initial Conversion Price or (ii) the lowest average Closing Price (as defined below) of the Corporation's Common Stock for any 30 consecutive Trading Days (as defined below) in the preceding one-year period; PROVIDED, HOWEVER, that in no event shall the Conversion Price be reset to a Conversion Price less than $3.713; and PROVIDED FURTHER, that the Conversion Price shall not be reset with respect to any shares of Series A Convertible Reset Preferred Stock that have been converted or redeemed prior to March 25, 1996.

          In addition, upon the occurrence, if any, after March, 1996, of the first "Material Adverse Event" (as defined below), the Conversion Price shall be reset to an amount equal to 90% of the Conversion Price in effect on the date of such first Material Adverse Event.

          For the purposes of this resolution (i) "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of

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business; (ii) the "Closing Price" of the Corporation's Common Stock shall be the last reported sale price of the Common Stock on the Nasdaq National Market and (iii) a "Material Adverse Event" shall mean (A) the failure by the Corporation to make any material required filing under the Securities Exchange Act of 1934 on a timely basis and (B) delivery of a "qualified" report by the Corporation's independent public accountants.

          4.4 ADJUSTMENTS OF CONVERSION PRICE. In the event that the Corporation at any time or from time to time after the issuance of the Series A Convertible Reset Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

          4.5 ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series A Convertible Reset Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.4 or a merger or other reorganization referred to in
Section 3.2 above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Convertible Reset Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Convertible Reset Preferred Stock immediately before that change.

          4.6 NO IMPAIRMENT. The Corporation will not, by amendment of the Certificate or through any reorganization,

                                       -5-

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recapitalization, consolidation, merger, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Reset Preferred Stock against impairment.

          4.7 NO FRACTIONAL SHARES. No fractional shares shall be issued upon conversion or redemption of the Series A Convertible Reset Preferred Stock and the number of shares of any Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Reset Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          4.8 CERTIFICATE AS TO RESET AND ADJUSTMENTS. Upon the occurrence of the reset of the Conversion Price and upon each adjustment or readjustment of the Conversion Price of the Series A Convertible Reset Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such reset, adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of record of Series A Convertible Reset Preferred Stock a certificate setting forth such reset, adjustment or readjustment and showing in detail the facts upon which such reset, adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Reset Preferred Stock, but in no event more than two times in any one-year period, furnish or cause to be furnished to such holder a like certificate setting forth (A) such reset, adjustment and readjustment, (B) the Conversion Price at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Convertible Reset Preferred Stock.

          4.9 NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of record of Series A Convertible Reset Preferred Stock, at least 15 calendar days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such

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dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          4.10 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Convertible Reset Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Reset Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding Series A Convertible Reset Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Convertible Reset Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     5.   REDEMPTION.

          5.1 TERMS OF REDEMPTION AND CONVERSION AT THE ELECTION OF THE CORPORATION.

               5.1.1 STOCK TRADING AT PREMIUM. The Series A Convertible Reset Preferred Stock shall automatically convert to Common Stock at the Conversion Price then in effect, with the Series A Convertible Reset Preferred Stock being deemed to have a value of $25.00 per share, at any time on or after 60 days from the date of issuance of the Series A Convertible Reset Preferred Stock, on the fifth day following the day on which the Corporation gives notice to the holders of record of the Series A Convertible Reset Preferred Stock that (i) the Closing Price of the Corporation's Common Stock for 20 out of 30 consecutive Trading Days has been in excess of 175% of the Conversion Price on the last day of any such consecutive Trading Day period and (ii) the Common Stock may immediately be resold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144(k) of the Securities Act.

          5.1.2 IN THE EVENT OF MERGER OR AFTER TWO YEARS. The Corporation may redeem the Series A Convertible Reset Preferred Stock, in whole or in part, for cash or may, at its election, convert the Series A Convertible Reset Preferred Stock, in whole or in part, to Common Stock at the Conversion Price then in effect, in each case with the Series A Convertible Reset Preferred Stock being deemed to have a value of $25.00 per share (a) at any time on or after two years from the date of issuance of the Series A Convertible Reset Preferred Stock or
(b) in the event of a merger of the Corporation, a sale of all or substantially all of the

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Corporation's assets, or such other transaction in which all or substantially all of the Corporation is effectively sold; PROVIDED that, if the Series A Convertible Reset Preferred Stock is converted to Common Stock, the Common Stock may immediately be resold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144(k) of the Securities Act.

          5.2 MANDATORY REDEMPTION OR CONVERSION AFTER FIVE YEARS. All shares of Series A Convertible Reset Preferred Stock which have not previously been converted into Common Stock, redeemed by the Corporation or repurchased by the Corporation shall be redeemed for cash or, at the Corporation's election, automatically converted into Common Stock at the Conversion Price then in effect, in each case with the Series A Convertible Reset Preferred Stock being deemed to have a value of $25.00 per share, on March 31, 2000. On such date, all rights with respect to the Series A Convertible Reset Preferred Stock will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Convertible Reset Preferred Stock has been converted or cash, as applicable. In the event that. as a result of a merger, acquisition or other similar transaction, all of the Corporation's Common Stock has been exchanged or purchased for cash, then the Corporation shall not have the option to convert the Series A Convertible Reset Preferred Stock to Common Stock under this Section 5.2.

          5.3 REDEMPTION PROCEDURES. At least 30 days prior to any redemption date or conversion into Common Stock at the election of the Corporation (in either case, the "Redemption Date"), written notice shall be mailed, first class, postage prepaid, to each holder of record of Series A Convertible Reset Preferred Stock to be redeemed or converted into Common Stock, at such holder's address last shown on the records of the Corporation, specifying whether the Series A Convertible Reset Preferred Stock is to be redeemed or converted, the number of shares to be redeemed or converted, the redemption date or conversion date and, in the event of redemption, the date on which such holder's conversion rights (pursuant to Section 4 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to each Redemption Date, a holder of shares of Series A Convertible Reset Preferred Stock to be redeemed or converted shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in such Redemption Notice, and thereupon, at the election of the Corporation, either the redemption price of such shares shall be payable or Common Stock shall be issued to the person whose name appears on such certificate or certificates as the owner thereof

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and each surrendered certificate shall be canceled.  In the event of a conversion into Common Stock at the election of the holder or at the election of the Corporation, the number of shares of Common Stock to be issued for each share of Series A Convertible Reset Preferred Stock shall be determined by dividing $25.00 by the average of the Closing Prices of the Common Stock over the five consecutive Trading Days immediately preceding the date on which the Redemption Notice is mailed. In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the redemption price or issuance of Common Stock, all rights of the holders of the Series A Convertible Reset Preferred Stock designated in the Redemption Notice for redemption or conversion into Common Stock as holders of Series A Convertible Reset Preferred Stock of the Corporation (except the right to receive the redemption price without interest or Common Stock upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     6.   VOTING RIGHTS.

          6.1 GENERAL. Each holder of shares of Series A Convertible Reset Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Convertible Reset Preferred Stock could then be converted pursuant to Section 4 hereof with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions of Section 6.2 below, holders of Series A Convertible Reset Preferred Stock shall vote together with the holders of Common Stock as a single class. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Reset Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.2 ADVERSE EFFECT ON SERIES A CONVERTIBLE PREFERRED STOCK. In addition to any other rights provided by law, the consent of the holders of a majority of the holders of the outstanding shares of Series A Convertible Reset Preferred Stock shall be required for the Corporation to take any action that amends or repeals any provision of the Corporation's charter if such action would materially and adversely change the rights, preferences or privileges of the Preferred Stock; PROVIDED that the foregoing does not create a right to vote other than in accordance with Section 6.1 with respect to (i) any event that would constitute a merger or other sale of the Corporation, liquidation,

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dissolution or winding up or with respect to any authorization of any class or series of stock or (ii) any series of Preferred Stock with rights, privileges or preferences senior to the Series A Convertible Reset Preferred Stock.

     7. NO REISSUANCE OF SERIES A CONVERTIBLE RESET PREFERRED STOCK. In the event any Series A Convertible Reset Preferred Stock shall be acquired by the Corporation by reason of redemption, conversion, or otherwise, such shares shall be canceled and shall not be reissued by the Corporation. The Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

                         *         *         *

          RESOLVED FURTHER, that the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Reset Preferred Stock in accordance with Delaware law.

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          IN WITNESS WHEREOF, the undersigned have executed this certificate on
March 29, 1995.


                                   /s/ Nicoloas V. Arvanitidis
                                   ---------------------------
                                   Nicolaos V. Arvanitidis
                                   Chairman of the Board of
                                   Directors and Chief Executive
                                   Officer



                                   /s/ Sally A. Davenport
                                   ----------------------
                                   Sally A. Davenport, Secretary



          The undersigned certify under penalty of perjury that they have read the foregoing Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Reset Preferred Stock and know the contents thereof, and that the statements therein are true.

          Executed at Menlo Park, California on March 29, 1995.



                                   /s/ Nicolaos V. Arvanitidis
                                   ---------------------------------------------
                                   Nicolaos V. Arvanitidis
                                   Chairman of the Board of
                                   Directors and Chief Executive
                                   Officer



                                   /s/ Sally A. Davenport
                                   ---------------------------------------------
                                   Sally A. Davenport, Secretary

                                      -11-